Exhibit 14




                         PARALLEL PETROLEUM CORPORATION






                               OUR CODE OF ETHICS








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A Message to All



Our success and reputation is influenced significantly by our integrity and business ethics. All of us have a responsibility to establish and maintain business relationships based on integrity with each other and our business partners. You should use this code of ethics as a resource to help you make sound decisions in doing your job. This code of ethics should be used as a guidepost for our daily decisions and actions.

All of us are responsible for abiding by Parallel's standards. You are accountable for familiarizing yourself with this code of ethics and keeping it handy for your ongoing reference.

Obviously, we cannot address every conceivable situation or issue that you might be confronted with. You can seek assistance, discuss concerns or report violations through numerous channels, including your immediate supervisor or another officer or director of Parallel, the Audit Committee of our Board of Directors, or our hotline for anonymous reporting. This code of ethics does not address every expectation or condition regarding proper and ethical business conduct. It does not substitute for company policies and procedures.



Our code of ethics applies to every director, officer (including our chief executive officer, chief financial officer and chief accounting officer), and employee of Parallel Petroleum Corporation. Some sections and topics may be more relevant to certain groups of people or company departments, but all of us are responsible for being familiar with the entire code.



Notice

This code of ethics is not an employment contract in any form, although adherence to these standards is a condition of employment. This code does not give you rights of any kind, and may be changed by Parallel at any time without notice. Employees of Parallel and its subsidiaries must understand that there is no fixed duration and there are no fixed terms or conditions to the employment relationship. Employees can terminate their employment whenever they wish and for whatever reason they might have, with or without notice, just as Parallel or its subsidiaries can terminate their employment or change the terms and conditions of their employment at any time and for any reason or no reason, with or without cause, and with or without notice. This is known as employment-at-will. This at-will employment relationship may not be modified, except in a written agreement signed by the employee and an authorized representative of Parallel.


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                                TABLE OF CONTENTS


                                                                           Page


Our Individual Responsibilities......................................       1

Additional Responsibilities for Officer Employees....................       2

Additional Responsibilities for Senior Financial Officers
   and Principal Executive Officer...................................       2

Resolving Ethics Questions...........................................       3

Reporting Ethics and Compliance Concerns or Misconduct...............       4

Corrective Action and Discipline.....................................       6

Relationships........................................................       6

Conflicts of Interests...............................................       8

Securities Ownership.................................................       9

Protecting Company Property and Information..........................      11

Accuracy and Retention of Business Records...........................      15

Gifts and Entertainment..............................................      17

Compliance with Laws, Rules and Regulations..........................      20

Disclosure Policies and Controls......................................     20

Environment, Health and Safety.......................................      21

Fair Dealing with Others..............................................     21

Filing of Government Reports.........................................      21

Administration.......................................................      21

Conclusion...........................................................      22

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1.   Our Individual Responsibilities

Our individual business dealings in the marketplace and with our communities are opportunities to reinforce our corporate identity and safeguard our good reputation. Therefore, it is critical that we attempt to ensure that our public perception is accurate and fair to the company by carefully managing how we present ourselves to each other and to those outside the company.

Parallel is committed to being a good citizen of the communities in which it does business and to observing the highest standards of business conduct in its relationships with the public.

As Parallel directors, officers and employees, we will conduct ourselves with integrity and act in good faith. We will:

     . Help safeguard Parallel's reputation for integrity in our business dealings.

     . Be respectful, cooperative and helpful toward each other and our business partners, never acting in an abusive, obscene or disrespectful manner.

     . Not disparage or misrepresent the corporation or any Parallel director, officer or employee.

     . Take responsibility for our personal actions, honestly accounting for and reporting our activities.

     . Know and comply with this code of ethics, and our policies and procedures and how they apply to our work responsibilities.

     . Seek assistance when we have questions about this code of ethics or when faced with a challenging ethical situation.

     . Raise any concerns or report potential or actual violations of this code of ethics, as well as any policies and procedures Parallel may issue, or any laws and regulations.

     .    Fully cooperate with any Parallel investigation.

     . Never act unethically, even if directed to do so by another person. We can never justify any unethical action by claiming we were instructed to do so.

     . Never ask or require another person to act unethically or violate this code of ethics or the law.

     . Follow acknowledgment/certification procedures indicating our responsibility to comply with this code of ethics.

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     .    Address any apparent conflict between this code of ethics, policies and procedures, or applicable laws and regulations.

2.   Additional Responsibilities for Officer Employees



In addition to our individual responsibilities, officers of Parallel will also meet responsibilities related to their leadership role in the business. As officer employees, we will:

     . Strive to ensure that all employees meet the company's ethics and compliance objectives.

     . Consistently communicate and reinforce Parallel's code of ethics and related policies and procedures to employees.

     . Foster a work environment that encourages employees to act ethically and in compliance with Parallel's code of ethics.

     . Strive to ensure that we maintain open communication and discussion with employees, encouraging them to ask questions and raise difficult issues.

     . Provide employees with information and advice regarding ethics and compliance matters.

     . Appropriately address our own or employees' ethics and compliance concerns or reports of potential or actual misconduct in a timely manner and seek guidance as needed.

     . Follow company guidelines for appropriate discipline regarding ethics or compliance violations.

     .    Properly delegate authority only to responsible employees.

     .    Demonstrate leadership by acting with respect and integrity.


3. Additional Responsibilities for Senior Financial Officers and Principal Executive Officer

Senior financial officers and the principal executive officer hold an important and elevated role in corporate governance. It is the policy of Parallel that the chief financial officer, chief accounting officer, controller and principal executive officer each adhere to and advocate the following principles governing his or her professional and ethical conduct in the fulfillment of his or her responsibilities:

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     .    Act with honesty and integrity, ethically handling any actual or potential conflicts between his or her personal, private interests and the interests of Parallel, avoiding improper personal benefits as a result of his or her position.

     . Perform responsibilities with a view to causing periodic reports filed with the Securities and Exchange Commission ("SEC") or other public communications by Parallel to contain disclosures which are accurate, timely, complete and understandable.

     . Comply with federal, state and local laws and regulations applicable to Parallel.

     . Take appropriately prompt action to report violations of this code of ethics to the proper person or persons identified in this code of ethics.

     .    Be accountable for adherence to this code of ethics.

     .    Maintain accurate financial record keeping.

     . Refrain from taking any action that fraudulently influences, coerces, manipulates, or misleads any independent public or certified accountant engaged in the performance of an audit of the financial statements of Parallel for the purpose of rendering such financial statements materially misleading.


4.   Resolving Ethics Questions

Sometimes we may encounter ethics questions that do not have easy answers and may require difficult judgment calls. We have resources available to help us resolve ethics questions, starting with this code of ethics. Often, the following steps can help us resolve these questions:

Define the Situation

     . Are you concerned about a possible violation of a law, regulation or Parallel standard?

     . Do you need guidance or clarification regarding Parallel standards or other ethics matters?

     .    Does it feel right?

     .    Is this action ethical in every way?

     .    Is this action in compliance with the law?

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     .    Could my actions create an appearance of impropriety?

     . Am I trying to fool anyone, including myself, about the propriety of this action?

We cannot expect perfection, but we do expect good faith. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures. The best course of action is to be honest, forthright and loyal at all times.

Consult Resources and Seek Help from Others

     .    Review corporate and department policies and procedures.

     .    Consult your immediate supervisor to help you.

     .    Think through your question.

     .    Identify relevant information resources.

     . Determine your specific responsibilities regarding resolving your question.

     .    Raise the question with others who can also help address it.

Consult Another Person

Address your question with another supervisor, officer, director or a member of the Audit Committee if your immediate supervisor is not available or if you are uncomfortable discussing your question with your immediate supervisor.


5.   Reporting Ethics and Compliance Concerns or Misconduct

Each of us is responsible for reporting concerns and potential or actual misconduct (our own or someone else's) that could violate our code of ethics or any laws or regulations.

Reporting Channels

We will report a concern or suspected misconduct to our immediate supervisor or another officer or director of Parallel, a member of the Audit Committee or our hotline for anonymous reporting, as appropriate.



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Confidential Reporting

Reports will be kept confidential to the extent permitted by law and Parallel's ability to address concerns. In certain instances, the names of reporting persons may be provided to other persons involved in an investigation or with a "need to know" about the situation.

Reporting Suspected Retaliation

If we believe we or others have been retaliated against for reporting suspected misconduct or for providing information as part of an investigation, we should report the matter to the Chairman of the Audit Committee of Parallel's Board of Directors.

Involvement in Misconduct

Reporting a concern or instance of suspected misconduct does not absolve us of responsibility if we participated in or condoned the misconduct. However, our reporting the misconduct may be considered in determining our accountability for the misconduct.

Investigations of Reports

Parallel is committed to investigating suspected misconduct. We are responsible for providing truthful information regarding an investigation and cooperating fully with an investigation. We must not:

     . Interfere with an investigation, such as by providing false or incomplete information, concealing information or asking others not to contribute to an investigation.

     . Destroy any information relevant to an investigation or prior to company record retention policies.

     .    Discuss any matter under investigation with any unauthorized person.

Employees violating these requirements are subject to discipline.

Anonymous Reporting

Employees can report issues anonymously by calling our toll free hotline made available to all officers, directors and employees. Anonymous callers should supply detailed information to address their concerns. In some instances, callers' names will be needed for Parallel to properly investigate the matter. Some investigations may not allow for complete anonymity.


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6.   Corrective Action and Discipline

Employees who violate company standards may be disciplined up to and including termination of employment, as well as be subject to civil and criminal charges. If misconduct occurs, Parallel is committed to taking prompt and responsive action to correct the situation and discipline responsible individuals.

Officer employees may be disciplined if they condone misconduct, do not report misconduct, do not take reasonable measures to detect misconduct, or do not demonstrate the appropriate leadership to ensure compliance. Officers who have supervisory responsibility must use appropriate measures to help ensure that disciplinary action for their employees is consistent and appropriate to the situation.


7.   Relationships

Personal Relationships

Our relationships with family and friends can sometimes interfere with our business responsibilities, especially if there is a perception of favoritism. We should always take care that such relationships do not inappropriately impact our work responsibilities or our ability to make sound, impartial and objective decisions. We will attempt to ensure that our relations with family and friends do not interfere with our business responsibilities, such as conducting business with these parties and inappropriate reporting relationships, and will disclose these relationships when appropriate.

Doing Business with Other Companies

When we are in a position to recommend or participate in a decision that Parallel do business with a company in which we (or our family or household members, or people with whom we have a close, personal relationship) have business, employment or financial involvement, we will disclose the relationship and obtain approval from our immediate supervisor. Factors to be considered in granting approval may include the following:

     .    The relationship is disclosed in advance,

     . No reasonable likelihood exists that the relationship improperly influences the decision to do business with the company, and

     . Parallel otherwise would have valid business reasons to do business with the company if the relationship did not exist.

Reporting Relationships and Influencing Employment Conditions

We will avoid inappropriate reporting relationships where our objectivity will be compromised and will not directly or indirectly supervise nor report to persons with whom we have:

     . A family relationship, including, but not limited to, members of our immediate and extended family. (Our immediate or extended family includes, but is not limited to, one's

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          spouse, parents, brothers, sisters, children, grandparents, grandchildren, cousins, in-laws, aunts, uncles, nieces, nephews or any similar half or step-relationship.)

     .    A household relationship.

Also, we will reasonably separate those with whom we have a family or household relationship from our influence in job assignment, performance evaluations, promotions, compensation decisions and hiring practices.

These same restrictions apply to reporting relationships with contractors, vendors, suppliers, external consultants, and other business partners.

If any of these situations develop, we will disclose the existence of the relationship to our immediate supervisor so that the situation can be resolved.

Business with Related Parties

Employee's will disclose to and obtain approval from his or her immediate supervisor, or in the case of an officer or director, the Audit Committee, if:

     . A family or household member works for a customer, supplier, or competitor and is in a position to influence decisions affecting Parallel.

     . We are or could be directly or indirectly involved in any material business transaction between Parallel or a family or household member.

Factors to be considered in granting approval may include, among others, the following:

     .    The relationship is disclosed in advance,

     . No reasonable likelihood exists that the relationship improperly influences the decision to do business with the company, and

     . Parallel otherwise would have valid business reasons to do business with the company if the relationship did not exist.


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8.   Conflicts of Interests

All employees, including the CEO and senior financial officers, must act ethically to any conflicts of interest, and comply with all generally accepted accounting principles, laws and regulations designed to produce full, fair, accurate, timely, and understandable disclosure in the company's periodic reports filed with the SEC.

It is Parallel's policy that all directors, officers and other employees disclose any conflict between their personal interests and the interests of Parallel promptly after becoming aware of the conflict of interest. If we have any doubt, we should treat the situations as conflicts until they have been disclosed and resolved. Sometimes, we can easily resolve conflicts if we disclose them before taking any action. An employee should disclose any conflict of interest to his or her immediate supervisor, who may in turn refer the matter to another officer, director or the Audit Committee. Alternatively, the employee may communicate directly with another officer, director or member of the Audit Committee. It is the employee's duty to report any known conflict of interest to his or her immediate supervisor, another officer, director or member of the Audit Committee and to seek approval as required by this code of ethics and other applicable corporate policy before engaging in an activity that may result in a conflict of interest.

If we do not disclose conflicts, they may create situations that cannot be properly resolved.

It is not feasible to specify all activities that may give rise to a conflict of interest; however, they generally occur in the areas of personal investments, affiliations, business gifts and confidential information. The following examples will serve as a non-exclusive guide to the circumstances or types of activities that could cause conflicts and therefore are prohibited unless specifically approved in advance by Parallel through the employee's immediate supervisor or other officer in charge of the employee's department, or in the case of an officer or director, the Audit Committee:

     . Ownership, by an employee or any immediate family member (spouse, parents, children and their spouses), of any significant financial interest in any non-public enterprise that does business with, or is a direct competitor of, Parallel. A significant financial interest is any financial interest that exceeds 5% of an employee's annual cash compensation.

     . Ownership, by a director, officer or employee or immediate family member, of 1% or more of the outstanding shares of any publicly owned enterprise regularly traded on any open market that does business with, or is a direct competitor of, Parallel.

     . Participation in any outside activity that interferes with the performance of the employee's duties to the Company.

     . Service as a director, consultant or employee of an enterprise that is required to file periodic reports with the SEC.

     . Acceptance by a director, officer or employee of gifts of a size or entertainment of a nature or magnitude that may tend to influence such director's, officer's or employee's business decisions or compromise his or her independent judgment.

     . Ownership, directly or indirectly, by a director, officer or employee, or immediate family

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          member of a contractual or real property interest (including royalty, working interest, net profits interest, etc.) in any property owned or operated by Parallel or any of its subsidiaries; provided that pre-approval shall not be required in the case of an interest (1) acquired prior to the date of adoption of this code of ethics by the Board of Directors; (2) acquired prior to the time of becoming an officer, director or employee of Parallel; or (3) acquired from a person other than Parallel or any of its subsidiaries.

If an employee senses possible involvement in a conflict of interest situation, the employee should immediately report the matter to his or her immediate supervisor, making a full disclosure of all pertinent facts and circumstances. Because each case may involve special circumstances, it will be judged on its own merits considering the duties of the employee, the relative significance of the factors involved and the materiality to Parallel of the overall facts and circumstances.

Failure by any employee or officer to seek any required approval for an activity which, in the opinion of management, the Board or the Audit Committee would result, or has resulted, in a conflict of interest, may result in disciplinary action up to and including discharge from employment. In addition, the Board will take appropriate disciplinary action against any director for failure to seek any required approval for an activity which, when reviewed by the Audit Committee and Board, are determined to have been a conflict of interest.


9.   Securities Ownership

Insider Trading

Directors, officers and employees who are aware of material, nonpublic information (an "insider") from or about Parallel, are not permitted directly or through family members or other persons or entities, to:

     . Buy or sell securities (or derivatives relating to such securities) of Parallel, including transfers in or out of Parallel employee stock funds (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or

     . Pass on, tip or disclose material, nonpublic information to others outside Parallel, including family and friends.

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Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, including penalties of up to three times the amount of profit gained or loss avoided by an inside trade or stock tip; or criminal actions.

Inappropriately trading or passing on information about sensitive Parallel or business partner activities or opportunities can harm these partners and Parallel's corporate strategy, depriving us of valuable opportunities. In addition, trading on the basis of inside information, or passing inside information on to others who may trade (even if we receive no financial benefit), is a crime and can result in significant fines or imprisonment.

We should understand that the securities trading of our family members, household members or those with whom we have a close, personal relationship can, under some circumstances, result in legal liability for us and can lead to a conflict of interest between the company and us.

We will not trade in any securities of Parallel based on inside information or inappropriately trade these securities if we possess inside information, even if obtained accidentally or unintentionally.

We will check with our legal advisors if we intend to buy or sell Parallel stock when we may have inside information.

Examples of information that may be considered material, non-public information in some circumstances are:

     . Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses.

     . Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers.

     .    Undisclosed major regulatory changes.

     .    Undisclosed major management changes.

     . Undisclosed information as to results of significant drilling and exploration activity.

     .    Major financing developments that have not been disclosed.

     .    A major lawsuit or claim that has not been publicly disclosed.

     . The gain or loss of a significant customer that has not been publicly disclosed.

     .    Information that is considered confidential.

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     .    Any other undisclosed information that could affect our financial condition or stock price.

Another's Company's Securities

The same policy also applies to securities issued by another company if you have acquired material, nonpublic information relating to such company in the course of your employment or affiliation with Parallel.

Trades Following Disclosure

When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets time to absorb the information, and then only in accordance with other applicable corporate policies and procedures.

Preferential Opportunities

We will not accept opportunities to participate in financial transactions involving the stock or other securities of business partners or prospective business partners, such as participating in "friends and family" deals or initial public offerings, if these opportunities improperly influence our business judgment on behalf of Parallel.

Loans

We will not offer or accept personal loans or other guarantees (for example, loan preferences/ discounts not offered widely) to or from competitors of Parallel.

Transactions Related to Parallel Securities

We will not engage in any financial transaction in which benefit may be derived from the devaluation of Parallel's stock or other securities, including, but not limited to, short selling or buying "put" options on Parallel stock.


10.      Protecting Company Property and Information

Our stockholders trust us to manage company assets appropriately. We will attempt to ensure that company equipment, supplies, and other assets are used for legitimate business purposes unless otherwise specifically authorized, and that we protect all tangible and intangible company property.


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Protection and Use of Company Property

We are responsible for treating all corporate and other assets with respect and care.

We will protect company property from potential theft, misuse, loss, damage or sabotage and follow company policies designed for its protection. We will not take, use, sell, borrow, loan, give away, intentionally damage, sabotage, destroy or otherwise dispose of company property, regardless of condition or value, without appropriate authorization.

Personal Use of Company Property

Company property is intended to be used for business purposes. We will not use company property (for example, time, funds, information, records, intellectual property or nonpublic information, computer software or systems, corporate name) for non-Parallel activities without the prior approval of our immediate supervisor. However, limited personal use may be permissible when it does not:

     .    Interfere with our work responsibilities or business operations.

     .    Lead to inappropriate costs to the company.

     . Violate the standards contained in this code of ethics, or any of our other policies and procedures.

Officers and employees should not expect a right to privacy of their e-mail. All e-mails on Parallel equipment are subject to monitoring by Parallel.

Protection, Use and Recording of Company Funds

How we treat company funds has a direct impact on Parallel's overall financial success. We will handle company funds responsibly. Company funds are any monies, documents or records that have or represent financial value. Company funds include, but are not limited to, currency, checks, vouchers, credit or charge cards, receivables, payables, money orders, postage, bills, benefits enrollment forms, reimbursement claims, paychecks, expense reimbursements and invoices.

We will:

     .    Protect all company funds, especially those funds entrusted to us.

     .    Abide by company policies for the security of company funds.

     . Attempt to ensure that the company receives good value in exchange for company funds.

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     .    Only seek reimbursement for expenses that are reasonable, actual and authorized.

     . Accurately, honestly and timely prepare records of funds and related transactions.

     . Attempt to ensure records that we approve reflect appropriate use of company funds and are accurate, honest and prepared timely.

Company Benefits

We will only use company benefits plans for ourselves and other covered persons, and provide accurate information as required.

Communications and Computer Systems

We will properly safeguard and work with communications and computer systems and related data to help ensure their accuracy, integrity, safety and confidentiality.

Personal/Unauthorized Use of Company Funds

We will not use company funds for personal use or for corporate business that is not approved.

Protecting Confidential and Proprietary Information

It is Parallel's policy to ensure that all operations, activities and business affairs of Parallel and Parallel's business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to Parallel or its business partners if disclosed. Confidential and proprietary information about Parallel or its business partners belongs to Parallel, must be treated with the strictest confidence and is not to be disclosed or discussed with others.

We will safeguard all confidential and proprietary information in the possession of Parallel by:

     . Following company policies and procedures for identifying, using, protecting and disclosing this information.

     . Properly returning, destroying or otherwise disposing of the information when it is no longer of use.

     . Utilizing a "confidential" or "proprietary" marking for the information, and ensuring that this information retains its labeling when reproducing any portion of it.

     . Keeping confidential and proprietary information in protected places (such as secured offices, locked drawers, and password-protected computer systems).

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     .    Taking appropriate precautions when transmitting confidential and proprietary information, either within or outside the company. In general, we should attempt to ensure that confidential and proprietary information is not transmitted through unsecured e-mail, posted onto the Internet or sent to unattended fax machines.

     . Complying with any agreements regarding the use and protection of confidential and proprietary information owned by others.

Releases of and Requests for Confidential and Proprietary Information

We will only release confidential and proprietary information under the following conditions:

     . To the public only when we are specifically authorized to do so. We should recognize that the company will lose protection for the confidential and proprietary information once it is made publicly available.

     . To employees who have a legitimate, business-related need to know the confidential and proprietary information, and who have been advised of the applicable confidentiality requirements.

     . To outside parties, whom we expect will treat the information appropriately (for example, customers, suppliers, joint venture partners) to whom disclosure has been specifically authorized and who have entered into or agreed to abide by a written agreement to receive confidential and proprietary information under terms and conditions that restrict use and disclosure of the confidential and proprietary information .

     . According to agreed-upon contractual terms, generally as outlined in non-disclosure agreements between the company and others, or according to directives from company representatives authorized to permit disclosure of confidential and proprietary information.

We never release confidential and proprietary information:

     . In public Internet forums, such as in chat rooms or on electronic bulletin boards.

     . To family, friends, former employees or any other parties that could potentially influence that person's investment decisions, including whether to buy, sell, or hold any stock or any other related financial instrument.

     . To selected parties (for example, stockholders or financial analysts) prior to the general public release of this information by the company, unless otherwise specifically authorized.

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When outside parties, such as the media, stockholders, financial analysts or outside attorneys request confidential and proprietary information, we will not respond to this request but will inform our immediate supervisor and, if necessary or appropriate, Parallel's, legal counsel, about the request and refer the requesting party to one or more of them.

Reporting Improper Disclosures and Use

We will report any improper disclosures or unauthorized use of confidential and proprietary information. Timely reporting of improper disclosures or unauthorized use can assist us in minimizing any damages, including informing certain parties of their duties to protect the confidential and proprietary information or taking other measures that protect our interests.


11.  Accuracy and Retention of Business Records

Maintaining the integrity of records is essential to meeting legal and regulatory obligations, as well as demonstrating how we conduct business with our business partners. Each of us is responsible for the honesty of our records.

We will make and retain books, records and accounts that, in reasonable detail, accurately and fairly reflect Parallel's transactions and the disposition of its assets and conform to applicable legal requirements and generally accepted accounting principles. Each transaction must conform to management's general or specific authorization, and we shall maintain an appropriate system of internal accounting controls. No entry may be made on Parallel's books and records that misrepresents, hides or disguises the true nature of any transaction.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. Directly or indirectly manipulating an audit, and destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation is expressly prohibited. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject the perpetrator to federal penalties, as well as punishment of up to and including termination of employment.

No director, officer or employee of the Company may:

     . Make or cause to be made a materially false or misleading statement, or

     . Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the SEC.

No director, officer or employee will:

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     .    Establish or use any secret or off-balance sheet fund or account for any purpose;

     . Use corporate funds to establish or use any numbered bank account that is not identified by the name of the owner; or

     . Establish or use any offshore corporate entity for any purpose other than a legitimate company business purpose.

Working with Records

We will prepare, protect, correct and approve records so that they are accurate, truthful, complete and meet applicable standards, including records regarding work time and expenses.

We should apply the highest standards in accurately recording transactions. We will not knowingly prepare, maintain or provide false or misleading records or data. We will not knowingly suppress relevant information in any company record or system. We are also responsible for accurately reporting and documenting expenses we actually incur according to Parallel's policies.

Direction by Others

No one may direct us to prepare or approve a false or misleading record.

Compliance with Standards

We are responsible for preparing records that comply with corporate policies and applicable laws of the U.S., as well as accepted professional, regulatory and industry standards.

Retention

We will retain company records according to applicable laws and company policies.

Maintaining and/or Approving Records

When we are responsible for maintaining and/or approving any records, we will attempt to ensure that the recorded information is accurate and conforms to applicable standards and company policies.


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


12.  Gifts and Entertainment

The occasional exchange of business courtesies such as modest gifts and reasonable entertainment can help facilitate our efforts to build strong and trusting relationships with business partners and others. However, we cannot allow these courtesies to adversely affect our objectivity and decision making, nor should we use these practices to place undue influence on our business partners.

We will conduct business impartially and with the company's and our business partners' best interests in mind, only exchanging appropriate business courtesies according to acceptable company standards.

We should never offer, accept, give or pay for gifts, entertainment, travel or any other consideration of value if doing so may improperly influence or appear to influence others' or our own objective business decisions. If we use good judgment and act with moderation, the occasional exchange of modest gifts and reasonable entertainment may be appropriate. Offering or accepting gratuities is never appropriate, and may constitute a civil or criminal offense.

Soliciting Courtesies

We will never solicit for ourselves entertainment or gifts from anyone with whom we do business.

Others' Standards

We will try in good faith to know our customers' policies concerning their acceptance of business courtesies and attempt to ensure our offers do not compromise their standards.

Communicating Standards to Others

We are responsible for communicating our standards regarding business courtesies to our business partners.

Adherence to Standards

We will never give or accept anything of value, such as gifts, entertainment, travel and other considerations, unless it is legal in the local jurisdiction and is not otherwise prohibited by this code of ethics or Parallel's other standards and policies.

Courtesies to Family Members

Business courtesies provided by Parallel's business partners to our family or household members because of their relation to us are considered business courtesies given directly to us. We will follow Parallel's standards regarding such business courtesies.

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

Use of Personal Assets

We will not use our personal assets to provide a gift, entertainment, gratuity or other consideration to a customer, supplier, or other business partner that Parallel's standards do not permit.

Appropriate Gifts

We will only give or accept gifts that promote goodwill with our business partners and do not improperly influence or others' or our decisions and actions.

In general, we may only accept a business related gift that is not cash or could be used like cash (for example, a gift certificate or coupon are not acceptable) and is moderate in value, whether from a person or organization seeking or having a business relationship with Parallel or with interests that could be substantially affected by Parallel's actions.

In addition, a gift is more likely to be appropriate to accept if it is promotional in nature (for example, pens, hat with logos, t-shirts) and distributed widely (for example, to other employees, to other customers).

In situations when giving or receiving gifts of greater than moderate value may be appropriate, approval of our immediate supervisor, is required. Factors to be considered in granting approval may include the following:

     .    The gift is disclosed, and

     . There is no reasonable likelihood that the gift will improperly influence others' or our decisions and actions.

Returning Gifts

We will politely return gifts that exceed Parallel's standards with an explanation that company standards do not permit us to accept such gifts. When returning a perishable item that exceeds our standards is not feasible, it should be anonymously donated to charity or the gift should be accepted on behalf of Parallel, not the individual, and shared among all employees in the office (for example, flowers, fruit baskets). If shared, the gift's value per person should be moderate.

Exchanging Gifts with Business Friends

When we establish friendships with business partners that continue outside of business, we will attempt to ensure that any gifts we exchange with these friends do not improperly influence their or our business decisions. We will discuss with our immediate supervisor when exchanging gifts may fall outside company standards.


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

Entertainment

We will only offer or accept reasonable business meals or entertainment, including attendance at sporting or cultural events, that is appropriate, reasonable, is offered or accepted as a normal part of business and does not improperly influence our decisions and actions or those of our business partners.

To avoid any real or perceived obligation, it would be appropriate to reciprocate with similar modest hospitality in the course of a business relationship, including, but not limited to, appropriate, reasonable hospitality such as meals; charity events; sporting events; holiday gatherings or other celebrations; and plays, concerts or other cultural events.

Gratuities (including bribes and kickbacks)

We will never encourage, exchange, request, accept or offer any gratuities or other payments for providing specific services or goods. This includes accepting any gratuities from business partners who may wish to thank us for the services we provide or the products that we produce. Also, we will not inadvertently suggest that we would accept such gratuities. Payments or favors may be considered bribery or kickbacks, which violate Parallel policies, as well as U.S. laws and the laws of other countries.

Gratuities include cash or other tips offered in appreciation for providing specific services. Gratuities can include, but are not limited to:

     .    Money or other items of value.

     .    Loans.

     .    Special privileges.

     .    Personal favors.

     .    Benefits.

     .    Services.

     .    Payments or services that may be considered a bribe or kickback.

We prohibit improper payments in all of our activities, whether these activities are with governments or in the private sector. You are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject Parallel and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, then it should be reported to your immediate supervisor, another officer, the Board or the Audit Committee immediately.

Bribes are payments or other compensation that are (a) designed to influence a recipient's business judgment, (b) non-customary, unreasonable or otherwise perceived as sufficient to influence the recipient's business judgment.

Kickbacks are expected payments or other compensation that serve as an unofficial "thank you" or benefit for the recipient having performed a business service.


13.  Compliance with Laws, Rules and Regulations

Parallel's goal and intention is to comply with the laws, rules and regulations by which we are governed. In fact, we strive to comply not only with requirements of the law but also with acceptable recognized industry practices. All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this code of ethics.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your immediate supervisor and management should seek advice from Parallel's legal counsel. Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.


14.  Disclosure Policies and Controls

Parallel's reputation is dependent upon full and complete disclosure of important information about Parallel that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the SEC must be reliable, truthful and accurate. Proper reporting of information is a complex process involving cooperation between many departments and disciplines. We must all work together to insure that reliable, truthful and accurate information is disclosed to the public.

Parallel shall disclose to the SEC, current security holders and the investing public information that is required, and any additional information that may be necessary to keep the required disclosures from being materially misleading. The disclosure process is designed to record, process, summarize and report material information as required by applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by the CEO, CFO and, upon request, other employees in the disclosure process is a requirement of this code of ethics.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

15.  Environment, Health and Safety

Parallel is committed to managing and operating our assets in a manner that is protective of human health and safety and the environment. It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations. Each employee is also expected to comply with our policies, programs, standards and procedures.


16.  Fair Dealing with Others

No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.


17.  Filing of Government Reports

Any reports or information provided, on our behalf, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.


18.  Administration

Reinforcement of sound ethical standards is the responsibility of every director, officer and employee of Parallel. Nevertheless, all violations and reasonable suspicions of violations of this code of ethics shall be promptly reported to the employee's immediate supervisor, another officer or director, a member of the Audit Committee or Parallel's legal counsel, by the individual with knowledge of such a violation. This code of ethics, as amended from time-to-time, may be supplemented or implemented by more detailed policies, procedures, guidelines, manuals and handbooks issued by Parallel or its subsidiaries. Parallel reserves the right, in its sole discretion, to amend, modify, interpret, supercede or rescind any or all of the policies described in this code of ethics, with or without notice. Any amendment to this code of ethics shall be made only by Parallel's Board of Directors or the appropriate committee thereof. If an amendment to this code of ethics is made, appropriate disclosure will be made in accordance with legal requirements and stock exchange regulations.

Every director, officer or employee elected or employed after the effective date of this code of ethics may be required to sign a written affirmation acknowledging that they (1) have read and understand this code of ethics and will comply with the code of ethics, (2) have not violated this codes of ethics,
(3) will continue to comply with this codes of ethics, and (4) have no knowledge of any violation of this policy which has not been previously communicated to their supervisor, the Audit Committee of the Board of Directors or Parallel's outside legal counsel , which affirmation may be separate or part of another affirmation or acknowledgment relating to employee manuals, handbooks, benefit packages, etc., supplied to new directors, officers or employees.

Waivers of any provision of this code of ethics shall be made only by the Audit Committee of the Board of Directors, or the full Board. Persons seeking a waiver should be prepared to disclose all pertinent facts and circumstances, respond to inquiries for additional information, explain why the waiver is necessary, appropriate, or in the best interest of Parallel, and comply with any procedures that may be required to protect Parallel in connection with a waiver. If a waiver of this code of ethics is granted for any director or officer, appropriate disclosure will be made in accordance with legal requirements and stock exchange regulations.


19.  Conclusion

As a publicly traded company, we have certain obligations to our stockholders as well as to society in general. These obligations and our commitment to open, honest, straightforward and ethical conduct including full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the United States Securities and Exchange Commission and in other public communications made by us, warrant the implementation and enforcement of this code of ethics.

Parallel, its stockholders and the general public expect and are entitled to have Parallel conduct itself in a manner consistent with basic principles of honesty and fairness and the principles set forth in this code of ethics. Therefore, violations by any director, officer or employee may result in appropriate disciplinary action, including removal or dismissal when necessary.









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